SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             UNITED FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                                     UNITED
                                    FINANCIAL
                                      CORP.


                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59403
                                 (406) 727-6106


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 23, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Financial Corp. (the "Company") will be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 23, 2000 at 1:00 p.m., Mountain time, for the following purposes:

         1. To elect three Directors of the Company to serve on the Board of Directors until the annual meeting of shareholders to be held in 2003 or until their successors are duly elected and qualified;

         2. To consider and act upon a proposal to approve the United Financial Corp. 2000 Long-Term Incentive and Stock Option Plan; and

         3. To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

         The Board of Directors has selected April 10, 2000 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

                                        By the Order of the Board of Directors

                                        /s/ John M. Morrison
                                        John M. Morrison
                                        CHAIRMAN OF THE BOARD
Great Falls, Montana
April 20, 2000


--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                             UNITED FINANCIAL CORP.
                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59403
                                 (406) 727-6106


                                 PROXY STATEMENT



              INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

         This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of United Financial Corp., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 23, 2000, at 1:00 p.m., Mountain time, and at any adjournment or adjournments thereof. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is April 20, 2000.

         The Board of Directors of the Company has selected April 10, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 1,652,312 shares of the Company's Common Stock were outstanding as of the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders.

         All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the three Director nominees named in this Proxy Statement, unless and to the extent authority to do so is withheld in the enclosed proxy, and in favor of the proposal to approve the Company's 2000 Long-Term Incentive and Stock Option Plan. Shares voted as "withhold vote for" one or more Directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the Directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

         Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by filing written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company's Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

         The expense of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request recordholders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such recordholders for their reasonable expenses incurred in doing so.

                      PROPOSAL ONE --ELECTION OF DIRECTORS

         In accordance with the Company's bylaws, the Company's Board of Directors is divided into three classes, each class to have, as nearly as possible, an equal number of members. The members of each class are elected for terms of three years with one of the three classes of Directors to be elected each year.

         John M. Morrison, Kurt R. Weise and Janice M. Graser have been nominated for election to the Company's Board of Directors for three-year terms expiring in 2003. Each of the nominees listed below has consented to being named in this Proxy Statement and has indicated his/her willingness to serve if elected. If any nominee becomes unable to serve, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors.

         The following table sets forth the names of and certain information concerning the nominees and continuing members of the Board of Directors of the Company.

                                             Director        Term of            Positions Currently Held
    Nominees for Director           Age        Since     Office Expires             With the Company
--------------------------------------------------------------------------------------------------------
    John M. Morrison                63         1998           2000                Chairman and Director

    Kurt R. Weise                   43         1998           2000       President, Chief Executive Officer and
                                                                            Director of the Company and Chief
                                                                          Operating Officer, Vice President and
                                                                               Treasurer of Heritage Bank

    Janice M. Graser                45         1998           2000                      Director

    Continuing Directors
    --------------------

    Larry D. Albert                 49         1998           2002                      Director

    Jerome H. Hentges               58         1998           2002                      Director

    Steve L. Feurt                  44         1998           2002          Chief Credit Officer and Director
                                                                             of the Company and Senior Vice
                                                                               President and Chief Credit
                                                                                Officer of Heritage Bank

    J. William Bloemendaal          70         1976           2001                      Director

    Elliott L. Dybdal               68         1980           2001                      Director

    William L. Madison              44         1996           2001                      Director

    Kevin P. Clark                  44         1998           2001          Senior Vice President, Secretary
                                                                               and Director of the Company
                                                                            and President and Chief Executive
                                                                                Officer of Heritage Bank

         MR. ALBERT has served as President and Chief Executive Officer of Central Bank, located in Stillwater, Minnesota, since 1996. Before joining Central Bank, he served as President of AmeriBank, a community bank with $150 million in assets located in the Minneapolis/St. Paul, Minnesota area. He has over 25 years of experience in banking.

         MR. HENTGES is the President of Central Bank-Eden Prairie, and has been with Central Bank since 1989. Before joining Central Bank, he held various senior management positions in banks such as Firstar Bank Minnesota and Metro Bank Bloomington. He has over 30 years of experience in banking in the Minneapolis/St. Paul, Minnesota area.

         MR. FEURT has served as Chief Credit Officer of the Company and Senior Vice President and Chief Credit Officer of Heritage Bank since the merger of Heritage Bancorporation into the Company in 1998 (the "Merger"). Before the Merger, he served as Senior Vice President, Senior Credit Officer and a director of Heritage Bank since 1994. Mr. Feurt served as Senior Vice President, Senior Credit Officer and a director of Bank of Montana Systems, a bank holding Company with approximately $800 million is assets ("BMS"), and Bank of Montana from 1984 until the sale of BMS to Norwest Corporation in 1994.

         MR. MORRISON has served as Chairman of the Company since the Merger. Before the Merger, he served as Chairman of Heritage since 1994. Mr. Morrison is the Chief Executive Officer and sole shareholder of Central Bancshares, the parent company of Central Bank, located in Stillwater, Minnesota, which was founded by Mr. Morrison in 1988. He is also the sole shareholder and Chairman of the Board of Directors of Central Financial Services ("CFS"), a bank consulting firm. Mr. Morrison was the Chairman and majority shareholder of BMS prior to its sale to Norwest Corporation. He is involved in various other businesses, and sits on a number of boards including University of St. Thomas, Fairview Corporation, Fairview-University Medical Center and Fairview-University of Minnesota.

         MR. WEISE has served as President, Chief Operating Officer and a director of the Company and Vice President of Heritage Bank since the Merger. Since 1999, Mr. Weise has also served as Chief Executive Officer of the Company. Before the Merger, he served as Vice President, Treasurer and a director of Heritage. Mr. Weise also serves as President of CFS and President of Central Bancshares. He has been involved with the Central Bank group of companies since they were founded in 1988. He was the Chief Financial Officer of BMS until its sale to Norwest Corporation.

         MS. GRASER is Executive Vice President and a director of Central Bancshares and Executive Vice President of CFS. Prior to the Merger, she served as a director of Heritage Bank.

         DR. BLOEMENDAAL is a physician specializing in orthopaedic surgery. He has practiced medicine since 1961 and has been associated since 1975 with Great Falls Orthopaedic Associates, a five-person group actively practicing orthopaedic surgery. Dr. Bloemendaal currently serves as President of Great Falls Orthopaedic Associates.

         MR. DYBDAL has been employed by Talcott Building Company in Great Falls since 1964, serving as its President and Chief Executive Officer since 1977. He also serves as a director of Talcott Building Company.

         MR. MADISON has served as President/owner of Johnson Madison Lumber Co., Inc., a retail building materials business in Great Falls, Montana, since 1984.

         MR. CLARK has served as Secretary of the Company and President and Chief Executive Officer of Heritage Bank since the Merger. Mr. Clark was elected as Senior Vice President of the Company in May 1998. Before the Merger, he served as President, Chief Executive Officer and a director of Heritage Bank since 1994. Mr. Clark served in various capacities with BMS until its sale to Norwest Corporation, including President, Chief Executive Officer and a director of Bank of Montana, a subsidiary of BMS, and Regional Vice President of BMS. He has over 24 years of experience in banking.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 1999, the Board of Directors of the Company held 8 regularly scheduled and special meetings. All Directors attended at least 75% of the meetings of (i) the Board of Directors held during the period for which they served as Directors and (ii) the Board committees of which they served during the periods such persons served on such committees. The Company has a standing Compensation Committee and Audit Committee. The Company does not have a standing Nominating Committee.

         The Compensation Committee for the fiscal year ended December 31, 1999 consisted of Messrs. Dybdal, Madison, Morrison, Weise, and Dr. Bloemendaal. The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee met once during the fiscal year ended December 31, 1999.

         The Audit Committee for the fiscal year ended December 31, 1999 consisted of Messrs. Dybdal, Madison, Weise, Clark and Dr. Bloemendaal. The Audit Committee is responsible for selecting the outside audit firm for the Company, reviewing the auditor's and the Securities and Exchange Commission (the "Commission") and Office of Thrift Supervision (the "OTS") reports of examination, and overseeing matters relating to internal controls. The Audit Committee met once during the fiscal year ended December 31, 1999.

COMPENSATION OF DIRECTORS

         All Directors of the Company and Heritage Bank receive one $250 fee for each monthly board meeting. In addition, Directors not employed by the Company, or its affiliates, receive a monthly retainer of $250. Kurt R. Weise, Kevin P. Clark and Steve L. Feurt were eligible to participate in the Company's Stock Appreciation Rights program prior to its termination in January 2000. See "Executive Compensation and Other Information - Stock Appreciation Rights Program". All Directors will be eligible for the 2000 Stock Incentive Plan. See "Proposal Two - Approval of the 2000 Stock Incentive Plan".

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE TERMS INDICATED.

            PROPOSAL TWO -- APPROVAL OF THE 2000 STOCK INCENTIVE PLAN

         On January 25, 2000, the Company's Board of Directors adopted the United Financial Corp. 2000 Long-Term Incentive and Stock Option Plan (the "Plan"), subject to approval by the Company's shareholders. The purpose of the Plan is to aid in attracting and retaining employees, management, other personnel and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford them an opportunity to acquire a proprietary interest in the Company. Approval of the Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The following summary describes all of the material features of the Plan. A copy of the full text of the plan may be obtained by shareholders upon request directed to the Company's Controller at 120 First Avenue North, Great Falls, Montana 59401.

         The Plan provides for a maximum of 120,000 shares of the Company's Common Stock for issuance under options or other awards, subject to adjustment in certain circumstances. Any employee, officer, director, consultant or independent contractor of the Company and its subsidiaries is eligible to receive awards under the Plan. Awards under the Plan will be available for grant until January 25, 2010. However, an option of the award granted may extend beyond such time.

         The Plan permits the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not meet such requirements ("Nonqualified Stock

Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units, (d) performance awards, and (e) other awards valued in whole or in part by reference to or otherwise based upon the Company's Common Stock ("other stock-based awards"). The Plan is to be administered by a Committee of the Company's Board of Directors composed of not less than two outside Directors of the Company. Determinations and interpretations with respect to the Plan will be at the sole discretion of the Committee and will be binding on all interested parties.

         The exercise price per share under any Incentive Stock Option shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option. The exercise price of Nonqualified Stock Options and the grant or purchase price of other awards are not so limited but the Company presently intends to issue such options and awards at not less than 100% of fair market value. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine. Determinations of fair market value under the Plan shall be made in accordance with methods and procedures established by the Committee.

         Generally, the holder of an SAR would be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR. Generally, the holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee have lapsed. Generally, performance awards would provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of Common Stock or restricted stock. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

         No option or award and no right under any award granted under the Plan shall be transferable by the individual to whom it was granted otherwise than by will or by the laws of descent and distribution. Except as otherwise provided in any applicable no option or award agreement (other than an award agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each award or right under any award shall be exercisable during a participant's lifetime only by the participant.

         If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options and awards shall be made by the Committee. In the event of any such changes, adjustment shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares and the price per share subject to outstanding options and awards and the amount payable upon exercise of outstanding awards, in order to prevent dilution or enlargement of option or award rights.

         The Board of Directors may amend, alter or discontinue the Plan at any time, provided that shareholder approval must be obtained for any change that
(i) requires the approval of shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. that are applicable to the Company, or (ii) requires the approval of the Company's shareholders under the Code in order to permit Incentive Stock Options to be granted under the Plan.

         The closing price per share of the Company's Common Stock on April 17, 2000, as reported on Nasdaq National Market, was $14.50.

         The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

         With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount if and to the extent such amount satisfies the general rules concerning deductibility of compensation. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount if and to the extent such amount is deductible.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
             THE PROPOSAL TO APPROVE THE 2000 STOCK INCENTIVE PLAN.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The only non-management persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock as of March 6, 2000 are as follows:

                  Name and Address             Amount and Nature of     Percent
                 of Beneficial Owner           Beneficial Ownership     of Class
                 -------------------           --------------------     --------

            Eighteen Seventy Financial Inc.     119,900 shares(1)         7.26
                Two Manhattanville Road
               Purchase, New York  10577

--------------------

(1) As reported by schedule 13D dated August 30, 1996 filed by Eighteen Seventy Financial Inc. and its parent corporation, Eighteen Seventy Corporation.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of February 29, 2000 concerning the shares of Company's Common Stock beneficially owned by each Director, by each nominee for Director, by the Named Executive Officers (as defined herein) and by all Directors and executive officers of the Company as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

                                                Number of Shares
               Name of Individual or             of Common Stock        Percent
            Number of Persons in Group         Beneficially Owned     of Class
            --------------------------         ------------------     --------

            John M. Morrison                       492,422(1)              29.8
            Kurt R. Weise                           33,000                  2.0
            J. William Bloemendaal                  30,000(2)               1.8
            Kevin P. Clark                          28,400(3)               1.7
            Steve L. Feurt                          27,625(4)               1.7
            Janice M. Graser                        20,570                  1.2
            Elliott L. Dybdal                       18,750                  1.1
            William L. Madison                       1,700                  *
            Larry D. Albert                            500                  *
            Jerome Hentges                           1,300                  *

            All Directors and executive
            officers as a group (10 persons)       654,267                 39.3

--------------------
*   Less than 1%.

(1) Includes 63,000 shares held by Central Bancshares, Inc. ("Central Bancshares") of which Mr. Morrison is the sole shareholder, 39,140 shares held by trusts for the benefit of Mr. Morrison's daughters of which Mr. Morrison's spouse, Susan Morrison, is the trustee, and 14,300 shares each held in the respective Individual Retirement Accounts of John Morrison and Susan Morrison.

(2) Includes 4,100 shares held by Dr. Bloemendaal in an Individual Retirement Account and 10,000 shares held by Great Falls Orthopaedic Associates Profit Sharing and Pension Plans of which Dr. Bloemendaal is trustee. Voting and investment power of 15,900 of such shares are shared with Dr. Bloemendaal's spouse with whom shares are held jointly.

(3) Includes 2,050 shares held by Mr. Clark in an Individual Retirement Account, 800 shares in a 401(k) Thrift Retirement Plan and 1,800 shares held in the name of his children, for whom Mr. Clark is custodian.

(4) Includes 4,975 shares held by Mr. Feurt in an Individual Retirement Account and 3,050 shares in a 401(k) Thrift Retirement Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY COMPENSATION TABLE. The following table shows the cash and non cash compensation paid by the Company during the past three fiscal years, to its Chief Executive Officers and each executive officer who received cash compensation from the Company during the year ended December 31, 1999 exceeding $100,000 (the "Named Executive Officers").

                                       Annual Compensation
    Name of Individual       Fiscal    -------------------                  All Other
  and Principal Positions     Year     Salary         Bonus      SARs      Compensation
  -------------------------------------------------------------------------------------

Bruce K. Weldele(1)           1998     $ 45,500           --        --        $7,500(2)
    Chairman of the Board,    1997     $160,200           --        --        $4,750(2)
    President and Chief
    Director

Kevin P. Clark                1999     $105,000      $35,000        --        $8,400(3)
     Senior Vice President,   1998     $100,000      $16,100     5,000        $8,100(3)
     Secretary and Director

 Steve L. Feurt               1999      $89,250      $29,750        --        $6,000(5)
    Chief Credit Officer      1998      $85,000      $10,860     5,000        $4,290(5)
    and Director

John M. Morrison              1999      (4)               --        --            --
    Chairman of the Board     1998      (4)               --        --            --
    and Director

Kurt R. Weise                 1999      (4)               --        --            --
    Chief Executive Officer   1998      (4)               --        --            --
    and Director

(1) Mr. Weldele retired on March 6, 1998 in connection with the Merger. See "Executive Compensation and Other Information - Executive Officer Severance Agreements".

(2) Represents the Company's or its subsidiaries' contributions on behalf of such officer to the Company's 401(k) Thrift Retirement Plan ("the 401(k) Plan").

(3) Includes the Company's contributions on behalf of such officer to the 401(k) Plan of $5,100 and $4,800 in 1999 and 1998, respectively, and contributions to a deferred compensation plan of $3,300 in both 1999 and 1998.

(4) Mr. Morrison and Mr. Weise do not receive compensation for their services as the Company's Chairman of the Board and Chief Executive Officer, respectively. Each is compensated for services as a Director through the Directors' fees received and for services as an officer of the Company through CFS. See "Proposal One - Election of Directors - Compensation of Directors" and "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company".

(5) Includes the Company's contributions on behalf of such officer to the 401(k) Plan of $5,000 and $4,290 in 1999 and 1998, respectively, and contributions to a deferred compensation plan of $1,000 in 1999.

         STOCK APPRECIATION RIGHTS PROGRAM. In July 1998, the Company adopted a stock appreciation rights ("SARs") plan. The plan was a cash bonus program tied to the price movement of the Common Stock. During July 1998, the Company awarded 26,500 shares under the plan at a strike price of $28.06. As of December 31, 1999, 800 shares had been forfeited. The Company awarded an additional 2,400 shares during January 1999 at a strike price of $23.03. The cash award payable under the plan will equal the number of shares awarded to an employee multiplied by the employee's vesting percentage, multiplied by the excess of the then current stock price over the strike price. Each award has a three-year vesting period. As of December 31, 1999, no liability under the plan was necessary. As of December 31, 1999, Mr. Weise had been granted 7,000 shares at a strike price of $28.06 which are 66.67% vested for a total of 4,667 shares. Mr. Feurt had been granted 5,000 shares at a strike price of $28.06 which are 66.67% vested for a total of 3,333 shares. Mr. Clark had been granted 5,000 shares at a strike price of $28.06 which are 66.67% vested for a total of 3,333 shares.

         SAR EXERCISE AND VALUE TABLE. The following table sets forth SARs exercises and values at December 31, 1999.

          AGGREGATED SAR EXERCISES IN 1999 AND SAR 1999 YEAR END VALUES

                               Number of Securities       Value of Unexercised
                              Underlying Unexercised        In-the-Money SARs
                             SARs at December 31, 1999    at December 31, 1999
                             -------------------------    --------------------
                Name        Exercisable   Unexercisable
                ----        -----------   -------------
           Kevin P. Clark      3,333          1,667              (1)
           Steve L. Feurt      3,333          1,667              (1)

--------------------
(1) No shares either exercisable or unexercisable were in-the-money as of December 31, 1999

         EXECUTIVE OFFICER SEVERANCE AGREEMENTS. During fiscal year 1993, the Board of Directors approved change of control severance agreements for certain former officers of the Company and its subsidiary United Savings Bank. The agreements provided for severance compensation for each of such officers in the event any company or person acquired control of the Company, as determined in accordance with applicable federal regulations. The Merger constituted a change in control of the Company under the terms of such severance agreements. Pursuant to the terms of his agreement and upon consummation of the Merger, Mr. Weldele became entitled to and elected to receive compensation consisting of a lump-sum payment of $320,400 and 24 months of continued welfare and employee benefits.

         DEFERRED COMPENSATION PLANS. The Company has a deferred compensation agreement with Kevin P. Clark that provides for pre-determined periodic payments over 15 years upon retirement or death. In the event of acquisition of the Company by a third party, disability or early retirement, the pre-determined payments are based on years of service. Amounts expensed under this agreement were approximately $3,300 during the year ended December 31, 1999.

         In October 1999, the Company adopted a supplemental retirement agreement with Steve L. Feurt that provides for benefits upon retirement, disability or death. The plan vests 10% for every plan year of employment and 100% after 10 plan years. Vesting is considered 100% upon determination of full or partial disability, death or change of control, with payment made in a lump sum within 60 days. The amount expensed under this agreement was approximately $1,000 for the year ended December 31, 1999.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The basic objective of the Compensation Committee is to establish a compensation package appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. In determining each officer's compensation, the Compensation Committee reviews the compensation of each officer, the individual achievements and performance of each officer and salary recommendations made by the Chief Executive Officer covering all officers (other than the Chief Executive Officer). The specific recommendations reflect the job responsibilities assigned to each officer, the manner in which those duties have been performed, and the prevailing market conditions relative to each position. The Company maintains a bonus plan for its executive officers. Bonuses payable under the plan are based on the Company's subsidiary banks' return on assets, asset quality and the overall growth and performance of the Company's subsidiary banks. The Company also provides long-term incentive to its executive officers primarily through its SAR Program discussed above prior to its recent termination. SARs were granted to encourage executives to seek the same objectives as shareholders, to retain executives through vesting and to lower the overall cash cost of compensation.

         Mr. Morrison does not receive compensation for his services as the Company's Chairman of the Board. He is compensated for his services as an officer of the Company through CFS. See "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company."

William L. Madison   J. William Bloemendaal   Elliott L. Dybdal   John M. Morrison   Kurt R. Weise

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN MANAGEMENT AND THE
COMPANY

         The Company is a holding company for Heritage Bank and Heritage State Bank. These banks have made and may in the future make mortgage and consumer loans to the Company's Directors, officers and employees in accordance with regulations promulgated by the OTS and other applicable statutes and regulations. These loans are currently made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons and, in the judgment of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

         CFS, of which John M. Morrison is the sole shareholder and Chairman of the Board of Directors, Kurt R. Weise is the President and Janice M. Graser is the Executive Vice President, provides to the Company and its subsidiary banks, various management services, including accounting and tax services, investment consulting, personnel consulting, insurance advisory services and regulatory consulting. Fees for these services totaled approximately $309,000 for the fiscal year ending December 31, 1999. Messrs. Morrison and Weise are compensated for their services as officers of the Company through the fees paid to CFS.

         Central Bank, of which Larry D. Albert is a President and Chief Executive Officer and Jerome H. Hentges is a President, sold loan participations to Heritage Bank in the aggregate original principal amount of $1,076,130 for the fiscal year ended December 31, 1999 and is expected to sell loan participations to Heritage Bank in the fiscal year ending December 31, 2000. Such loan participations have been, and, in the future will be, sold on substantially the same terms as loan participations are sold to nonaffiliated persons. Mr. Morrison is the sole shareholder and Chief Executive Officer, Mr. Weise is the President and Ms. Graser is Executive Vice President and a director, of Central Bancshares, the parent of Central Bank.

                        STOCK PRICE PERFORMANCE GRAPH(1)

         The graph below compares cumulative total shareholder return of the Company, the Standard & Poor's ("S & P") 500 Index, the S & P Savings and Loan Index and the SNL Thrift Index. Total returns assume a $100 investment on December 31, 1994 and are based on reinvestment of all dividends.





(1) The years from 1994 through 1996 of the Stock Performance Graph incorporate the performance of United Savings Bank prior to the formation of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1999 all Directors and executive officers of the company complied with their Section 16(a) filing requirements, except: a Form 5 Annual Statement of Changes in Beneficial Ownership was filed for Mr. Clark with regard to the late reporting of the purchase of 50 shares of Common Stock in 1998 and 181 shares of Common Stock in 1999.

                              SHAREHOLDER PROPOSALS

         Any shareholder wishing to include a proposal in the Company's Proxy Statement for its 2001 Annual Meeting of Shareholders must submit such proposal for consideration in writing to the Secretary of the Company at the address indicated on the first page of this Proxy Statement no later than December 19, 2000. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

         Management may use discretionary authority to vote against any shareholder proposal presented at the Company's 2001 Annual Meeting of Shareholders if: (1) such proposal has been properly omitted from the Company's proxy materials under federal securities law, (2) notice of such proposal was not submitted to the Secretary of the Company at the address indicated on the first page of this Proxy Statement by March 1, 2001 or (3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's Common Stock required to carry the proposal.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission, for the year ended December 31, 1999, an Annual Report on Form 10-K, together with applicable financial statements and schedules thereto. THE COMPANY WILL FURNISH, WITHOUT CHARGE, UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO REPRESENTS IN HIS REQUEST THAT HE WAS THE BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK ON APRIL 10, 2000, A COPY OF THE ANNUAL REPORT ON FORM 10-K. Requests should be directed to: Paula Delaney, Controller, Heritage Bank, P.O. Box 2779, Great Falls, Montana 59403.

         YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

                                        By the Order of the Board of Directors

                                        /s/ John M. Morrison

                                        JOHN M. MORRISON
                                        CHAIRMAN OF THE BOARD

Great Falls, Montana
April 20, 2000

                             UNITED FINANCIAL CORP.
             REVOCABLE PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 20, 2000, hereby appoints Kurt R. Weise and Kevin P. Clark (each with the power to act alone and with the power of substitution and revocation) to vote all shares of Common Stock of United Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 23, 2000 at 1:00 p.m., Mountain time, and at any and all adjournments thereof, as follows.

1. Election of directors for all nominees listed below (except as marked to the contrary):

                     [ ] FOR                 [ ] WITHHELD

                TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE,
                 PLACE A LINE THROUGH THE NOMINEE'S NAME BELOW:

             JOHN M. MORRISON,  KURT R. WEISE,  JANICE M. GRASER

2. Proposal to approve the United Financial Corp. 2000 Long-Term Incentive and Stock Option Plan.

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    The Board of Directors recommends a vote "FOR" propositions 1 and 2.

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
          THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED.

        (CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE)

                         (CONTINUED FROM THE OTHER SIDE)

    This proxy may be revoked by filing a subsequently dated proxy or by notifying the Secretary of United Financial Corp. of your decision to revoke this proxy, either in person at the Annual Meeting or in writing.

    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                        Date: ___________________________, 2000
                                                      Signature


                                        _______________________________________
                                               Signature if jointly held





                PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY